Exhibit 10.4

HealthStream, Inc.

Board of Directors

Compensation Committee

2015 Provider Solutions Cash Incentive Bonus Plan

Overview:

Pursuant to the HealthStream, Inc. 2010 Stock Incentive Plan, the Compensation Committee (the “Committee”) of the Board of Directors of HealthStream, Inc. (the “Company”) hereby establishes this 2015 Provider Solutions Cash Incentive Bonus Plan (the “Plan”). The Plan is a cash-based, short-term incentive portion of the Company’s Provider Solutions segment (the “Business Unit”) incentive compensation structure for the President of the Business Unit (the “President”). The purpose of the Plan is to specify appropriate opportunities to earn a cash bonus with respect to the Business Unit’s 2015 fiscal year in order to reward the President for the Business Unit’s financial performance during fiscal year 2015 and to further align his interest with those of the shareholders of the Company.

Definitions:

•	Actual Operating Income before bonuses – The Business Unit’s Operating Income achieved in fiscal 2015, excluding bonuses.

•	Annual Bonus – The annual bonus paid to the President after the Committee determines the applicable financial measure has been achieved.

•	Incremental Operating Income - Actual Operating Income before bonuses less Target Operating Income.

•	Operating Income – The Business Unit’s Operating Income for the 2015 fiscal year calculated in accordance with generally accepted accounting principles and consistent with the Company’s past practice and presented in the Company’s audited financial statements, provided the following expenses are excluded from the calculation of Operating Income: the Business Unit’s deferred revenue write-downs (the “Excluded Expenses”). The Committee has the negative discretion to include the Excluded Expenses in the calculation of Operating Income.

•	Target Operating Income – Operating Income for the 2015 fiscal year in an amount established by the Committee by resolution.

2015 Financial Measure and Plan Principles:

1.	The financial measure for 2015 is Operating Income - Operating Income will be the financial measure for 2015.

2.	The Annual Bonus is funded by Incremental Operating Income – The Annual Bonus will be earned from the amount of Incremental Operating Income.

The Plan

Eligibility

1.	The maximum Annual Bonus the President shall be eligible to receive under the Plan shall be an amount equal to 40 percent of the President’s base salary.

2.	If the President’s employment is terminated or the President voluntarily resigns before the Annual Bonus is awarded, all of the rights to an Annual Bonus shall be forfeited.

3.	For the avoidance of doubt, the Annual Bonus shall be for the period of January 1, 2015 through December 31, 2015.

Payout

Payouts under the Plan shall be determined as follows:

1.	The Company’s Incremental Operating Income will be determined by subtracting the Target Operating Income from Actual Operating Income before bonuses.

2.	Any such Annual Bonus made to the President pursuant to the Plan shall be payable at such time as bonuses are paid generally to executive officers of the Company.